FOR IMMEDIATE RELEASE

FORWARD REPORTS FISCAL 2018 AND FOURTH QUARTER RESULTS

West Palm Beach, FL - December 20, 2018 - Forward Industries, Inc. (NASDAQ:FORD), a single source solution provider for the full spectrum of hardware and software product design and engineering services as well as a designer and distributer of carry and protective solutions, today announced financial results for its fiscal year ended September 30, 2018.

Full Fiscal Year 2018 Highlights

  Net income was $1,379,000 in Fiscal 2018 compared to $579 thousand in Fiscal 2017.

  Earnings per share was $0.15 per share for Fiscal 2018 compared to $0.07 per share for Fiscal 2017.

  Total Revenues were $34.5 million in Fiscal 2018, compared to $24.8 million for Fiscal 2017.

  Gross profit percentage increased to 19% in Fiscal 2018 from 16.9% in Fiscal 2017.

Fourth Quarter 2018 Financial Highlights

  Net income was $149 thousand, which is up from $113 thousand in the fourth quarter of 2017.

  Earnings per share was $0.02 per share compared to $0.02 per share for the fourth quarter of 2017.

  Revenues were $9.6 million compared to $6.3 million in the fourth quarter of 2017.

  Gross profit percentage increased to 19.5% from 16.5% in the fourth quarter of 2017.

  Cash totaled approximately $4.4 million at September 30, 2018, down from $4.6 million at September 30, 2017.

Terry Wise, Chief Executive Officer of Forward Industries, stated, "For the fiscal year 2018 I am pleased to report that the Forward Group has shown solid growth with a promising pipeline of future opportunities in growing sectors. These results reflect our efforts in leveraging the synergies with IPS where we have identified several promising cross selling and collaborative opportunities. For our core business, whilst we remained broadly static in sales, we will continue to face challenges in the diabetic sector and we have begun diversifying our product mix. IPS continues to realise strong pipeline opportunities. In summary, I very much look forward to continuing to build the growth for the forthcoming fiscal year."

The tables below are derived from the Company's consolidated financial statements included in its Form 10-K filed on December 19, 2018 with the Securities and Exchange Commission. Please refer to the Form 10-K for complete financial statements and further information regarding the Company's results of operations and financial condition relating to the fiscal years ended September 30, 2018 and 2017. Please also refer to the Form 10-K for a discussion of risk factors applicable to the Company and its business.

Note Regarding Forward-Looking Statements

This press release contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 including statements regarding opportunities presented from the IPS acquisition.  Forward has tried to identify these forward-looking statements by using words such as "may", "should," "expect," "hope," "anticipate," "believe," "intend," "plan," "estimate" and similar expressions.  These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties and other factors that could cause its actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements.  These risks include the inability to expand our customer base, pricing pressures, lack of success of new sales people and unanticipated issues with our affiliated sourcing agent, failure to take advantage of synergies between IPS and Forward and issues integrating with IPS.  No assurance can be given that the actual results will be consistent with the forward-looking statements.  Investors should read carefully the factors described in the "Risk Factors" section of the Company's filings with the SEC, including the Company's Form 10-K for the year ended September 30, 2018 for information regarding risk factors that could affect the Company's results.  Except as otherwise required by Federal securities laws, Forward undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

About Forward Industries

Incorporated in 1962, and headquartered in West Palm Beach, Florida, Forward Industries is a global designer and distributor of mobile device cases and accessories. In January 2018, the Company acquired Intelligent Product Solutions, Inc. adding a leading product design, development solution for our customers.

Contact:

Forward Industries, Inc.

Michael Matte, CFO

(561) 465-0031

FORWARD INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	For the Fiscal Years Ended September 30,
	2018	2017
Net Revenues	$ 34,499,503	$ 24,764,613
Cost of sales	27,931,427	20,572,970
Gross profit	6,568,076	4,191,643
Operating expenses:
Sales and marketing	1,782,138	1,502,700
General and administrative	4,525,286	2,090,473
Total operating expenses	6,307,424	3,593,173
Income from operations	260,652	598,470
Other income (expenses):
Fair value adjustment of earn-out consideration	510,000	-
Fair value adjustment of deferred cash consideration	(12,000)	-
Interest expense	(115,447)	-
Other expense	(10,885)	(19,124)
Total other income (expense)	371,668	(19,124)
Income before income taxes	632,320	579,346
Benefit from income taxes	747,000	-
Net income	$ 1,379,320	$ 579,346
Net income	$ 1,379,320	$ 579,346
Other comprehensive income:
Translation adjustments	-	21,785
Comprehensive income	$ 1,379,320	$ 601,131
Earnings per share:
Basic	$ 0.15	$ 0.07
Diluted	$ 0.15	$ 0.07
Weighted average number of common and common equivalent shares outstanding:
Basic	9,264,670	8,727,322
Diluted	9,354,669	8,823,059

FORWARD INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

Assets	September 30,
	2018	2017
Current assets:
Cash	$ 4,369,866	$ 4,622,981
Accounts receivable, net	9,024,518	6,218,563
Inventories	1,568,914	2,120,971
Prepaid expenses and other current assets	248,434	157,930
Total current assets	15,211,732	13,120,445
Property and equipment, net	358,975	20,658
Intangible assets, net	1,411,182	-
Goodwill	2,182,427	-
Other assets	63,550	12,843
Total assets	$ 19,227,866	$ 13,153,946
Liabilities and shareholders' equity
Current liabilities:
Line of credit	$ 350,000	$ -
Accounts payable	329,967	67,351
Due to Forward China	4,197,435	3,736,451
Deferred income	125,013	169,642
Notes payable - short-term portion	1,770,112	-
Capital leases payable - short-term portion	56,876	-
Deferred consideration - short-term portion	200,000	-
Accrued expenses and other current liabilities	594,887	213,117
Total current liabilities	7,624,290	4,186,561
Other liabilities:
Notes payable - long-term portion	54,335	-
Capital leases payable - long-term portion	64,041	-
Deferred rent	47,605	36,963
Deferred consideration - long-term portion	338,000	-
Total other liabilities	503,981	36,963
Total liabilities	8,128,271	4,223,524
Commitments and contingencies
Shareholders' equity:
Common stock, par value $0.01 per share; 40,000,000 shares authorized; 9,533,851 and 8,920,830 shares issued and outstanding, respectively	95,338	89,208
Additional paid-in capital	18,720,396	17,936,673
Accumulated deficit	(7,716,139)	(9,095,459)
Total shareholders' equity	11,099,595	8,930,422
Total liabilities and shareholders' equity	$ 19,227,866	$ 13,153,946